Exhibit (a)(1)(C)
FORM OF EXCHANGE OFFER ANNOUNCEMENT

TO:	Eligible Participants

FROM:	optionexchange@townsquaremedia.com

SUBJECT:	IMPORTANT NEWS: Launch of Option Exchange Offer Program

DATE:	July 18, 2018

IMPORTANT NEWS — PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION BY 11:59 P.M., EASTERN TIME, ON AUGUST 16, 2018.
We are pleased to announce that Townsquare has launched a voluntary option exchange offer program in which current executive officers, employees and directors of Townsquare Media, Inc. are being offered the opportunity to exchange their eligible options for new replacement options, representing a lesser number of underlying shares than the exchanged options at a lower exercise price. This e-mail provides a brief summary of the exchange offer program and offer. You are receiving this communication because you hold eligible options. We encourage you to carefully read the “Offer to Exchange Eligible Options for Replacement Options” and the Terms of Election attached to this e-mail, as well as the other offering materials contained in the Schedule TO we have filed with the Securities and Exchange Commission (SEC), all of which are available on the SEC’s website at www.sec.gov or on the investor page of our website at http://www.townsquaremedia.com/equity-investors/sec-filings. These materials are intended to help you understand the risks associated with our exchange offer program and the terms and conditions of the offer.
ELECTION FORM
Also attached to this e-mail is an Election Form to be used in connection with the voluntary option exchange program. If you wish to exchange your eligible options for replacement options on the terms described below and in the offering materials, your Election Form must be properly completed, signed and received by 11:59 p.m. Eastern Time, on August 16, 2018, unless we are required or decide to extend the offering period to a later date. There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate.
You must deliver the Election Form by one of the following methods:

•	Via Electronic Delivery: Scan and email it to optionexchange@townsquaremedia.com

•	Via Facsimile: Townsquare Media, Inc., Attn: Chris Kitchen, fax number 1-800-301-6408

•	Via Regular Mail, Overnight Courier or Hand Delivery: Townsquare Media, Inc., 240 Greenwich Avenue, Greenwich, CT 06830, Attn: Chris Kitchen
The instructions to the Election Form as well as the attached Terms of Election also explain how to make, change or withdraw your election before the end of the offering period. If you at any time prior to the expiration of the exchange offer need an additional copy of an Election Form please send a request to optionexchange@townsquaremedia.com or call Chris Kitchen at (203) 861-0900.
OPTION EXCHANGE OFFER PROGRAM INFORMATION
Below you will find a basic outline of the exchange offer program. You should review all of the resources contained in the Schedule TO filed with the SEC, with respect to the exchange offer. These resources are available on the SEC’s website at www.sec.gov or on the investor page of our website at http://www.townsquaremedia.com/equity-investors/sec-filings. If you choose to participate in the exchange offer, you can elect to do so by completing the Election Form that is attached to this e-mail.

ELIGIBILITY
All Townsquare executive officers, employees and directors who hold stock options granted prior to January 1, 2018 and are continuously employed by, or providing services to, Townsquare Media, Inc. through the date on which the replacement options are granted are eligible to participate in the exchange offer program.
EXCHANGE DETAILS
Eligible surrendered options will be exchanged for replacement options based on an exchange ratio calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace.
The exchange ratios applicable to the exchange offer cannot be calculated as of the date hereof because they will also depend on the closing price of our Class A common stock on the date the exchange offer expires. However, for illustrative purposes only, the below table sets forth examples of the exchange ratios that would apply to eligible options surrendered, assuming for these purposes, that the closing price of our Class A common stock on the day the offer expires is $6.79 (which was the closing price on July 13, 2018).

		Exchange Ratios
Exercise Price of Eligible Option	Grant Date of Eligible Option	Shares Subject to Eligible Options Surrendered in Option Exchange	Shares Subject to Replacement Options Granted in Option Exchange
$9.63	July 24, 2014	1.594	1
$9.63	August 22, 2014	1.583	1
$9.63	September 10, 2014	1.576	1
$9.63	June 12, 2015	1.493	1
$9.63	August 19, 2015	1.478	1
$9.63	August 26, 2015	1.476	1
$8.96	January 26, 2016	1.595	1
$10.62	January 25, 2017	1.523	1
$8.24	December 21, 2017	1.118	1
Please keep in mind that the exchange ratios set forth in the table above are for illustrative purposes only; the exchange ratios applicable to eligible options surrendered in the exchange offer may differ materially from those set forth above and we are not making any representations about the exchange ratios that will apply to your surrendered options.
Some key features of the new replacement options include:
Vesting Period: The vesting schedule of replacement options will depend on the vesting schedule of the corresponding eligible options for which they were exchanged. Each replacement option will vest as follows: (i) with respect to the portion of the eligible option that is vested as of the date the replacement options are granted, a proportionate amount of the replacement option will vest upon the issuance thereof and (ii) with respect to the portion of the eligible option that has not vested as of the date the replacement options are granted, a proportionate amount of the replacement option will become vested over the period such portion of the eligible option was scheduled to vest. For example, if the eligible options you surrender in the exchange are 100% vested, the replacement options you receive in respect thereof will also be 100% vested; if the eligible options you surrender in the exchange are 50% vested, the replacement options you receive in respect thereof will also be 50% vested.
Transfer Restrictions: Certain eligible options are subject to transfer restrictions that lapse over time as to a portion of the underlying shares of Townsquare common stock. Whether these transfer restrictions apply to the replacement options will depend on the extent to which such transfer restrictions apply to the corresponding eligible options for which they were exchanged as follows: (i) with respect to the portion of the eligible option that is not subject to transfer restrictions as of the date the replacement options are granted, a proportionate amount of the replacement option will not be subject to transfer restrictions upon the issuance thereof and (ii) with respect to the portion of the eligible option that is subject to transfer restrictions as of the date the replacement options are granted, a proportionate amount of the replacement option will be subject to transfer restrictions which will lapse over the period such transfer restrictions applicable to the eligible option was scheduled to lapse. For example, if 20% of the eligible options you surrender in the exchange are subject to transfer restrictions, 20% of the replacement options you receive in respect thereof will also be subject to transfer restrictions.
Option Term: Replacement options will have the same term as the corresponding surrendered option.
Exercise Price: Replacement options will have an exercise price equal to the closing price of Townsquare’s Class A common stock, as reported on the New York Stock Exchange, on the date the exchange offer expires, which is expected to be August 16, 2018, plus an additional $0.50.
Type of Option: All replacement options will be non-qualified stock options for U.S. federal income tax purposes.
TIMING
The offering period is open and will close at 11:59 p.m., Eastern Time, on August 16, 2018, unless Townsquare is required or decides to extend the offering period to a later date.
If you wish to participate in the exchange offer program, you must elect to participate during this window by submitting a properly completed Election Form, which is attached to this e-mail, in accordance with the instructions contained in the form. We will not accept any elections that are received after 11:59 p.m., Eastern Time, on August 16, 2018, unless we are required or decide to extend the offering period to a later date.
If you wish to change or withdraw a previously submitted election to exchange options you may do so at any time on or before 11:59 p.m., Eastern Time, on August 16, 2018 by completing a new Election Form or Notice of Withdrawal. If we are required or decide to extend the offering period to a later date, you may change or withdraw your election at any time until the end of the offering period. To withdraw a previously submitted election, you must submit, and Townsquare must receive, a properly completed Notice of Withdrawal before that deadline, indicating an election not to exchange eligible options.
Based on our expected timeline, we expect to grant replacement options in exchange for each eligible option properly tendered for exchange on August 17, 2018, unless we are required or decide to extend the offering period to a later date.
If we extend the offering period, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.
HOW TO LEARN MORE
The election period for our exchange offer program is now open. There are many things to consider when deciding whether or not to participate in this exchange offer program, and you should read the offering materials attached to this e-mail and contained in the Schedule TO we filed with the SEC, available on the SEC’s website at www.sec.gov or on the equity investor page of our website at http://www.townsquaremedia.com/equity-investors/sec-filings, before deciding whether to participate. Please review these documents for more information and instructions on the terms of the exchange offer program and how to elect to participate, change a prior election or withdraw your election before the end of the election period. If you have any questions about the exchange offer program, you may also send an email to optionexchange@townsquaremedia.com or call Chris Kitchen at (203) 861-0900.
NEITHER TOWNSQUARE NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR REPRESENTATIVES, AGENTS OR ADVISORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE OFFER PROGRAM. YOU MUST MAKE YOUR OWN

DECISION WHETHER TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL, TAX AND/OR OTHER ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER PROGRAM.